Exhibi 99.1

American Energy Development Corp. Commences Drilling in Michigan

New York, October 4, 2011 American Energy Development Corp. (OTCBB:AEDC) hereafter “AED”, is pleased to announce that it has successfully commenced drilling its Dansville prospect targeting Niagaran oil reefs in Ingham County, Michigan.

AED’s Brown #2-12 well is the first of a series of wells planned on the 1,343 acre Dansville Prospect, which has had well locations selected based on data gleaned from the use of the latest geological and geophysical technology, such as the company’s 19.23 square miles (over 12,300 acres) of high-resolution 3-D seismic data.

The company targets to drill wells down to 40-acre spacing, and believes that based on data from analogue wells, that 200,000 barrels of oil per well recoverable is inline with reasonable expectations. Lying contiguous to, and approximately just 200 meters from the AED acreage, is a reef drilled by ExxonMobil that has produced 600,000 barrels of oil to date.

Our interpretation of the 3-D seismic shows that the structure targeted by the Brown #2-12 is the same structure as a well drilled in 1972, that reported an initial production (IP) rate of 583 barrels of oil per day, and cumulative production in excess of 250,000 barrels of oil. AED’s analysis shows the well was drilled on the flank of a reef formation into a low porosity zone, which it believes hampered production rates and the amount of barrels recoverable.

Historical records of Niagaran reef production in Michigan show that over 4,200 wells have been drilled targeting reef formations, producing a total of 472 million barrels oil and 2.8 TCF gas, with development of reef trends driven by Royal Dutch Shell, BP and ExxonMobil. According to a recent USGS report on the basin, the recoverable reserves are in excess of 1.8 billion barrels of oil and 17 trillion cubic feet of natural gas.

Herold Ribsskog, President of American Energy Development Corp. said, "AED has used the latest geological and geophysical technology to evaluate our acreage before starting the drilling. This is an integral part of the company’s strategy. We are drilling on a proven oil bearing structure which already has a producing well which we believe was drilled in a lower porosity zone to AED’s chosen location. Our 3-D seismic data and acreage position allows us to aim to significantly increase our near-term oil and gas revenues, by spending our investment dollars where we believe it counts most – in the ground”.

About American Energy Development Corp.

American Energy Development Corp. is an independent US energy company, committed to creating American energy independence through the development of acreage in established oil and gas basins. Using the latest geological, geophysical, and environmental technology, the Company’s goal is to locate, drill, and produce oil and gas in the United States and secure regions. American Energy Development's focus is on the development of Niagaran oil reefs in Michigan and the underexplored onshore basins in the United Kingdom.

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company's growth and business strategy. Words such as "expects," "will," "intends," "plans," "believes," "anticipates," "hopes," "estimates," and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in the Company's business; competitive factors in the market(s) in which the Company operates; risks associated with oil and gas operations inside and outside the United States; and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Cautionary Note to U.S. Investors - The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only reserves that comply with the definitions presented at Rule 4-10(a) of Regulation S-X. We use certain terms in this press release that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Examples of such disclosures would be statements regarding "probable," "possible," or "recoverable" reserves among others. U.S. Investors are urged to consider closely the disclosure in our Form S-1, File No. 333-169014, available from us at American Energy Development Corp., 1230 Avenue of the Americas, 7th Floor, New York, NY 10020.

CONTACT:
American Energy Development Corp.
Joel Felix, Chief Financial Officer
1230 Avenue of the Americas, 7th Floor
New York, NY 10020
Phone: (888) 542-7720
Fax: (917)-639-4000
Web: www.aed-corp.com
Email: ir@aed-corp.com